Exhibit 99.1

PGMI, Inc. Announces Fiscal 2006 Revenue Estimates

September 18, 2006 - Huntington Beach, CA-PGMI, Inc.- (OTCBB: PGMI) announces preliminary revenue numbers for its fiscal year ended June 30, 2006.  The Company’s 2006 fiscal year showed net revenues after payout of $22,696,178 on gross wagers of $187,972,786.  This represents revenue growth of 5.4% compared to the previous year.  The revenue after payout improved from 11.5% of wagers in 2005 to 12.1% of wagers in 2006.  Operating income for the 2006 fiscal year increased by $3,422,560 to $1,685,725 when compared with an operating loss in the 2005 fiscal year.  The Company did however have a one time, non-cash, merger related expense of $2,333,683 that will offset the operating income.  This expense was the result of stock issued as part of the cost of going public and a non-recurring event.  The Company is filing an 8K with these estimates and the audited 10KSB filing will be available in the next few weeks.

Shinichi Kanemoto, PGMI, Inc. President, said, “PGMI was able to achieve revenue growth and improved efficiency during our very challenging first year as a public company.  Our operating income shows significant improvement.  The increase in revenues as a function of wagers, reflects the effects of our two newest stores being integrated into PGMI as more mature operations.  Construction is underway at two new locations that will be added to our 13 current locations by the end of the 2006 calendar year.  PGMI is committed to being at the forefront of the effort to make pachinko more relevant to the modern lifestyle of its patrons.  Our new locations are designed to meet the desires of this changing marketplace.”

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate”, “possible” and “seeking” and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to the effect of government regulation, competition and other material risks.

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